Exhibit 99.2

Company:	Tidewater Inc.
Event:	Jefferies 2012 Global Energy Conference
Participant:	Quinn Fanning – EVP & Chief Financial Officer
Joseph Bennett – EVP & Chief Investor Relations Officer
Date:	November 28, 2012

All right, let us get started. Good morning ladies and gentlemen, and welcome to the Jefferies Global Energy Conference.

Our first presentation this morning will be Tidewater, the marine provider of larger offshore service vessels to the Global Energy Industry. Presenting today will be Mr. Joe Bennett, Executive Vice President and Chief IR Officer, and Mr. Quinn Fanning, Executive Vice President and Chief Financial Officer.

Immediately following the presentation, there will be a breakout session in the Ambassador Room.

Um, Joe.

Joseph Bennett

Thank you very much. It is a pleasure for Tidewater to be here in our home city. Not too many conferences in Houston, so we are glad to just come down the street, be here, and kick-off this conference this year.

As we were introduced, Tidewater has been around a long time, and feel like we are the largest, most geographically spread OSV operator in the world.

So, let’s get started. Unfortunately, we always have to begin with our forward-looking statement qualification, and you know what that is all about, so we will move past that.

During the course of the presentation today, Quinn and I are going to cover several topics in our 25 minutes allotted and I just thought I would go through quickly the kind of key takeaways that we would like you focus on, and that we will focus on during the course of this presentation.

One is on safety. People that have followed Tidewater for a while, know that we begin all of our meetings externally,-internally with a safety presentation. I have also added our focus as a company on safety and compliance. Now, with our operations spread globally like it is, about 95% of our business is international, is outside of the United States. The emphasis has to be placed on safety and compliance with local rules, regulations, Foreign Corrupt Practices Act, etc.

So, we want to make sure that everybody knows that concentration is happening continually every single day. And it is one of those things that you will see with our safety slide, that has to be focused on every single day to be successful.

We are a March fiscal year end and our last year’s annual report, the theme was ‘The Tide Is Turning’, and we believe that to be the case and it continues to be the case. That while it is probably not as turning as fast as everybody would like it to be, it is turning. We are seeing this fiscal year improvements and day rates utilization, and our boat count is increasing with new vessels that are being added to our fleet. It’s all driven by an improving working rig count, which you will see in a second, that we believe will continue to take place and will help drive our activity level forward.

We have a history of earnings growth and solid returns through up-and-down cycles, which unfortunately this industry has experienced. Our scale and scope of operations, we think is unmatched in the OSV business, and you will see a map with the spread of our equipment around the globe. And a lot is being made currently and has been for a while on having new equipment, and rightfully so.

We were the largest operator of the older, more traditional equipment for a while. That’s not true anymore. And you’ll see a slide on that in a second. We’re down to under 40 older, traditional vessels, and really only about 20 of those are of the OSV type that are older, traditional, that are still operating in our fleet.

Globally, our fleet is dominated by 220 plus, and adding to that count of new equipment that has been added in the last ten to 12 years. And with all of that, with a capital investment of over $4 billion during that 10 to 12 year period, we still have a balance sheet that is clean that allows us to continue to act upon opportunities to further expand the fleet.

So, let’s touch on safety for a second. Again, this depiction of holding the snake by the head is a good indication of how we approach safety. We employ plenty nationalities globally, and having a picture that speaks more than any kind of words in any language, this is effective. And it really is our approach to safety, to compliance, is you have to address it every single day. As soon as you let it go, something bad can happen.

The results are pretty obvious. This is our total recordable incident rate over the past several years compared to some of our well-known customers, the Exxons, Chevrons, Dows of the world, TRIR per 200,000 man hours, which is how this is compiled. And again, this year, this ends with calendar 2011.

In 2012, so far, again, we have not experienced a lost time accident in well over a year, and our total recordable incident rate is sub 0.20, which we think is exceptional and we’re never satisfied with it. And we have a few more months left in this fiscal year to even improve on that, so we’re very proud of that.

Let’s get into more of the business part of it. I mentioned before how working rigs is what drives our business, so let’s take a bit of a look back on what has happened. This slide shows the working jack-up and floater rig count over the past seven, eight years, and what it’s done. You see the peak, which is depicted by this dotted line, was in the summer of ‘08, the prior peak.

And also what you see there is a floater market that is considerably better, a deep water market that’s better today than what it was at the “prior peak” and a jack-up market that is right about the same as what it was during the summer of ‘08 before we took a dip down. Also, what this shows is during the trough of this market for us over the past three, four years, it was really the jack-up market that influenced our industry, the OSV industry more than it did the floater market. The floater market, through the trough of the market, continued to improve, and that probably isn’t surprising to you.

The floater market has driven the deep water PSV market pretty well, even through the trough of the market, and especially over the past six to nine months. We’ve experienced as an industry, almost full utilization of deep water PSVs. You will see that in one of the slides Quinn shows later, and a nicely increasing day rate on deepwater PSVs.

The jack-up support vessels have had a little tougher road to hoe, and again Quinn will cover that with our vessels that support that activity level. Nice improvement over this past year in utilization where the day rate really hasn’t started moving much yet, but that is what we expect to come hopefully in the near future.

A few points in time to again go back to then to compare the working rig count, to rigs under construction, to the global OSV count, OSVs under construction, and that kind of magical boat-to-rig ratio that people like to talk about. So, I am showing three points in time. The peak of the market, the kind of trough, and the trough was not just one point in time and unfortunately, that lasted a few years, and then currently.

So, again, the working rig count has improved nicely. It is greater than it was at the peak. The rigs under construction of, let’s call it 200, are pretty equally split between jack-ups and floaters. The OSV population, which again you see back at the peak, was 2000 with over 700 under construction. Those 700 have now entered the fleet, so the total fleet count is about 2,800.

You will see in the next slide there is still, we believe, about 750 older OSVs in that count of which our guess is probably half of those are already stacked and not operating. The other half will probably continue to be removed from this working, and this isn’t a working count, this is a total population, but be removed from this population as customers simply do not want the older equipment anymore. So,, they are going away very quickly.

The OSVs under construction, which maxed out somewhere north of 700 back at peak time, is down in the 400 to 450 range, and that number hasn’t changed considerably in the last year or so. The OSV to the boat-to-rig ratio which we talk about when you see that number, which is a calculation of total population of boats divided by working rigs, when that is four or below, things are pretty good in the OSV business. When it is above 4 depending on what type of boat, what class, geographies, it is not as good a market.

So at the peak, you saw what it was, 3.4, at the worst time it was approaching five, currently it is a bit over four, so we kind of go through this little bit of what-ifs scenario. We look forward with no particular time frame in it, but consider, well if those 200 rigs as they are being built and delivered to the market, if we suggest that just over 100 of those from today’s working number, are incremental rigs.

We believe that the floaters, which number 90 to 95 under construction, will come in and be incremental. They are not going to push out, we don’t believe, older floater rigs. The jack-ups, which number about 90—95, we think they probably will push out some older jack-ups. We do not know what that number will be. In here, we are taking what we hope to a conservative outlook, and say let us just assume that a little over 100 in total of those 200 rigs are incremental. So, the rig count gets to 750.

Then, let us take a guess at what the OSV count will be. Again, here I am saying well, let’s take out the better part, maybe 80/85 percent of those older boats, the older 750 older boats that are in the industry. Take them out of the count, add the 440 in that are under construction to that, and you get to about 2,600, 2,700, somewhere in that range, and the boat to rig ratio goes to about 3.5.

So again, why are we so optimistic as an industry, and it is because of this. The macro view is very strong, the rigs under construction should drive, given everything else, oil prices, etc. E&P spending, which we all believe will continue to be strong, should drive our business in a big way. Again, probably not as quickly as what everybody would like it to be, but it is happening as we speak.

This is just a reflection of that same 2,800 boats, and when they were built. The dotted line is that the ones to the left are 25-years-old, that’s the 750 vessels that I just talked about. We went through as an industry a period of 10 to 15 years where virtually nothing was built, and then all of the sudden a big new build program, starting in about 2000 or so.

How does that look for Tidewater, again as I mentioned before, we’re almost totally out of the “Old boat business”. We had at the end of September, we had 39 older boats still working, 221 new boats active in our fleet with a 5-1/2-year average age, and then the 39, which I would suggest in the next year or two, that number is going to be zero to 10 boats. Those old ones are going away very quickly. So, Tidewater has the new fleet that we have been working hard to achieve over the past 10 - 12 years, and ready for this upturn.

The OSV population by owner without regard to, you see I am listing the top five competitors by numbers, and this is all boats, whatever, these OSVs - PSVs, and anchor handlers, 253 for Tidewater, and then our next five competitors, and then the last column, which is only five, is indicative of just how fragmented our business is. We have probably 350 - 400 other owners of boats, that average about five boats, a lot of mom and pops that operate around the globe. So you look at those numbers and even though we are a major player, or the major player by boat count, we still only account for about 9% of the total OSV population. So, it is a very fragmented business.

We talked about our history of earnings, and this is just a slide that reflects cyclicality, and what we saw going back to fiscal ‘04, where we earned $1. What happened thereafter, we had three of the best years in company history in fiscal ‘07, ‘08, ‘09. We put up returns that were 18% to 20% type returns on average equity, and then as I mentioned before a few years of kind of troughy times that take us down.

While it takes a while for us to build up, our contract coverage, it is common for our boat contracts to average a year, year and a half, two years, so as leading edge day rates start moving up, it takes a while for those to get into the revenue stream. The same thing happens on the way down. You think back of what fiscal ‘09, that’s March of ‘09. That was after the financial crisis.

Fiscal ‘10, we still had legacy contracts at very good day rates that took us down. It really started hitting us in ‘11 and ‘12. Thus far, in this fiscal year, six months’ worth of our earnings is about a $1.50 for the first six months of this year, so we’re looking in the rearview mirror at the trough and heading up from there.

Our global strength is one of our, we believe, core strengths of our business. We’ve been in business for over 55 years. In just about every single one of those we’ve been international. We are spread around the globe, and there’s some real strength in those international markets. You’ve seen the volatility that can happen in any one single market, and that single market that I refer to is the Gulf of Mexico, with the Macondo incident, so forth.

We didn’t want and don’t want our eggs in one basket. We like haveing it spread around, and a very, very solid customer base of NOCs and IOCs that account for our top ten customers, which include primarily the super majors and the NOCs like Petrobras and PEMEX account for about 65% of our total revenue stream and that’s a pretty consistent number year-in, year-out.

This is our global footprint. These all boots on the ground are where we have operating offices all over the world, and just a quick breakdown into the four reporting segments that we provide the public, Sub-Saharan Africa and Europe, and this is all Sub-Saharan Africa now. We don’t have any exposure currently in the North Sea is just about 50% of our boat count, West Africa and East Africa also.

The Americas including the Gulf of Mexico, a little bit on the West Coast, but primarily Mexico and Brazil, about 26% of our vessel count. And these percentages match pretty consistently with the revenue that’s generated by these regions of the world. MENA, Middle East and North Africa, we have 37 vessels. That is a growing region. If you saw this map two, three, four years ago it would be a considerably smaller number with the activity level going on in Saudi Aramco and others in that region of the world. That is a growing market.

And then, lastly, Asia-Pac with 29 vessels, about 11% of our vessel count there. Large geographic region, including Australia and some of the activity that’s going on in Australia.

Lastly, before I turn it over to Quinn, a little footnote at the bottom because people are asking with the surge in the Gulf of Mexico, what our exposure is to that. The quarter just ended, the September quarter, about 8% of our total vessel revenue was generated in the U.S. with less than 15 boats that are operating in the United States. We do have about 20 other U.S. flag vessels, of a variety of different classes and sizes, that are U.S. flag that are operating in other parts of the world internationally now, that could be redeployed to the Gulf of Mexico. Again, the international market is a good strong market. So it’s not a given that even though the U.S. Gulf is improving, that they’ll automatically come back here just because they’re U.S. flag. With that, I’m going to turn it over to Quinn, and he’ll take you through the next few slides.

Quinn Fanning

Thank you, Joe. As Joe indicated, as we look at the business today, we think it’s characterized by a reasonably constructive fundamental backdrop, both in regards to commodity prices, customer spending patterns, and also working rig count. We think we have a unique operating footprint, relative to some of our key competitors.

We also have 60 years of history that have allowed us to develop some operating protocols and relationships that we think are very important points of positive differentiation relative to competitors. One of the other things that would characterize our efforts over the last number of years has been our heavy investment in the business.

As you can see here, over really a 10 year fleet renewal effort, or fleet renewal and expansion effort, we’ve committed about $4 billion to the business. You can see the top three lines represent what we’ve invested in the OSV fleet. And that’s about $3.5 billion of that total, with a heavy focus on the deep water PSVs. That’s driven by a view that we have that the dynamically positioned rigs that are dominating recent deliveries and the global order book, is really what’s going to be driving the deep water market.

We have been skeptical for some time, regarding the supply/demand dynamics of the larger anchor handling vessel population. That is more of a North Sea centric asset class, with a heavy Norwegian dominance. It’s a business that can be very attractive on a day-by-day basis. You don’t see 150,000 pound-a-day rates for us very often. But you tend to see typically better utilization in the markets that we focus on.

So, our strategy has really been two-pronged. Number one has been the shallow water support market, which is the towing supply and supply class. That’s probably a bit of a misnomer that those are anchor handlers. It’s really a jack-up towing and support piece of equipment. And then again, the deep water PSVs. We also have a reasonably active vessel new-build program and vessel acquisition program in recent quarters. We’ve got 30 vessels in the queue, dominated by the deep water PSVs. That is a market that has had a fair amount of equipment delivered into it over the last 12-18 months, and probably the better portion of the global order book today. That is a market that we look at with a bit more caution than we did probably 12 months ago. And I think the thing that we would ask you to focus on is number one, what are the rigs that are being delivered in the market and what is the type of equipment that will support it.

And then secondly, to the extent there are other drivers of demand, whether subsea support or otherwise. At least our view is that at the lower end of that market, it’s going to be ROV support off of a large PSV. As you get more and more into construction support, you’re probably going to be seeing the MPSVs kick into that market. But in any event, this is what we’re focused on. And we have been very heavy investors in the business.

You can see here that there are 28 vessels that were Tidewater new construction commitments;

that’s typically a 24 month lead time. And then we’ve got two vessel purchase commitments outstanding as of 9/30. This is a number that we wouldn’t expect to be static. But, we continue to look at opportunities as we do like the long-term fundamentals of the business.

To give you a sense for our funding strategy, and what sources and uses have looked like over the last 10 or so years, really what I’d like you to take away from this, is that our fleet renewal and expansion program has largely been self financing.

The blue here represents our capital commitments. The gold is the ordinary dividend which is now $1.00 annualized. And then the red is when we have shifted posture, if you will, in terms of our use of cash or credit capacity to buy back stock.

So, what we’d like you take from this is that we’ve essentially rolled over the entire asset base over this decade. We’ve got a very new competitive fleet. We completed this 10 year renewal program with a very conservative capital structure.

And when asset pricing from our perspective didn’t make sense relative to the long-term fundamentals of the business, we have backed down on our capital commitments, and have been reasonably active acquirers of our own stock.

You can see here, over a period of really just a couple years, we acquired about $1 billion of our own stock and have been consistently an attractively yielding stock, at least relative to our oil field services peers.

The balance sheet that we finished off the last quarter with, as I indicated, is pretty conservative, both from a leverage and liquidity perspective. We maintain a view that this is an industry that occasionally has a left hook. You never know when it’s coming or from where. And you should finance yourself appropriately. That’s not just to survive the inevitable industry downturns, but also to be opportunistic as we have been in those troughs.

But in any event, as of the end of the last quarter, we had about a 25% debt-to-total-capitalization position, and a little less than that on a net basis, which we would probably expect to probably move up in the near-term as we fund our new construction program and acquire other vessels to the extent they become available.

We are comfortable going up to something in the order of magnitude of 35% debt-to-total-cap on a semi-permanent basis. To the extent that the market improves as we expect it to, when we are significantly free cash flow generative, we do not have aspirations of returning to a zero net debt position. We are comfortable with our debt portfolio and a modest amount of semi-permanent leverage. We would probably go beyond that if we had visibility on deleveraging over a reasonably short period of time.

But to the extent that we are generating more cash than what we are investing, again, we would look at the stock. We’d certainly look at the ordinary dividend or special dividends.

But what we try to do is maintain a bit of balance. Certainly, with the recent weakness in the stock price, we’ve been dusting some off those models.

As I indicated, we maintain a reasonably robust liquidity position, a little less than $600 million of available liquidity as of the last quarter end. That’s split between the cash indicated on the table, and also $450 million of multi-year unused bank capacity.

When we’ve accessed the debt market as I indicated, we think we’ve been reasonably successful at our execution. And that’s not necessarily debt that we are ambitious to replace at this point.

This will give you a sense of where we are in terms of revenue and operating margin, at least at the equipment level, over the last number of years. As you can see, the last cyclical peak, which for us was essentially fiscal 2009, we were in the mid-50s in terms of operating margin. Well over $300 million of quarterly or vessel revenue. And, ss you can see, over that four quarter period, we averaged over 50% in vessel operating margin.

More recently, we’ve converged on that $300 million vessel revenue mark. Operating margin remains a bit short of that $150 million kind of interim milestone we’ve been shooting at. So we’re not quite at 50% operating margins today.

Obviously that would tell you that during a trough period when day rates and revenue were falling, we still experienced, particularly in certain jurisdictions, cost inflation. As a result, the day rates that we need to realize the margins that we had in the last cyclical peak, probably need to be a bit higher.

This is something that we’ve tried to share with investors in the last couple of quarters, which is how we see the individual asset classes that we are most exposed to performing relative to the last cyclical peak.

We’ll start here with the deepwater PSVs. And you probably need to pay a little attention to the scales here because they change a bit.

But this is a class of equipment that we’ve invested a significant amount of capital to in the last number of years and one that we remain reasonably bullish on.

You can see here with 57 vessels on average last quarter, the dark blue line is an average day rate. And the dotted line is the utilization adjusted day rate to give you a sense of uptime on the asset class.

The important takeaway here is with an average day rate of $27,000 a day and effectively 85% utilization, which is very close to what we would consider to be full utilization given dry dock time.

I would say that in this asset class, we are in as good a shape as we’ve seen with any of the business for some time. And momentum has been very positive. And really, what you’re seeing with average day rates recently, is a market that has perhaps slowed down a bit. But with the natural contract rollover, we continue to ratchet up in terms of average day rates.

An important point to take away here is that the average day rates and utilization adjusted day rates exceed the last cyclical peak. And at least from our perspective, there is scope for further improvement here, assuming of course that the industry doesn’t, as it has in the past, blow its own leg off and overbuild this class or others.

Moving to another asset class that gets a lot of focus, which we are not particularly exposed to, is the deepwater handlers, and this is the 10,000 break horsepower anchor handler or above.

As you can see in the gaps between the dark blue line and the dotted line, this is one class that we have had spotty utilization at times during the trough. More recently, we have moved in the right direction. That reversal you see in the second quarter is, with a small number of vessels in this asset class, one or two down, this could be an issue, and this is largely reflecting some contracting issues that we and others have had in Brazil.

But, nonetheless, utilization is reasonably constructive from our perspective in this asset class. Our day rates however, remain substantially below where they were in the last cyclical peak on both an apples-to-apples basis and otherwise, but the trend’s getting exacerbated for us because we have introduced some smaller end equipment in this class, which has tended to bring what we would expect in terms of average day rate down. But, nonetheless, this is an asset class that we are not particularly bullish on, but we are happy to see in relatively full utilization at this point.

And finally, where we also have a fair amount of capital exposed is the jack-up support market, and this is our towing supply and supply class. We’ve got, as you can see, we have over 100 new vessels in this class. So this is a large financial commitment. Utilization has moved into what we consider to be a reasonable range at this point. Nonetheless, day rates remain substantially below where they were in the last cyclical peak, and we believe we’re just seeing the early innings of momentum in this asset class in regards to day rates.

We certainly look with some optimism at recent jack-up orders and improved utilization in that market. But quite, frankly, this hasn’t made its way in the financial statements at this point, and it must in order for us to realize what we think is the earnings capacity of the company.

Just to give you a sense of where we think the business can go with continued momentum and rates. As I indicated, we think we are converging on essentially full utilization, at least on our newer equipment. But, today if you are to look at just the new equipment in the last quarter where we are at in utilization and average day rates, you can see here that we should be at a run rate of $4 plus in earnings per share. As Joe indicated, the first two quarters would certainly point in that direction.

To give you a sense for, you know, kind of 85% utilization, or about where we are today, and a 10% improvement in day rates, that will give you a sense of EBITDA and EPS, so $6 plus in earnings per share, or not quite at the last cyclical peak, but certainly moving in the right direction. In fact, if you were to move up to full utilization, again which takes into account dry dock time, and an incremental 10% improvement in rates, we think that there is potentially $10 earnings capacity with our existing asset base and our ordinary course investment activity.

To give you a sense of whether this is something you can bank or whether or not management team is a tad delusional at this point, if you really just look at the last four quarters, you can see average day rates are up almost $2,000 a day, or about 14%. So, we certainly think that the rates that you see here, in terms of prospective rates or sensitivities, are very reasonable.

To give you a sense for the implied operating margins at these levels, that blue bubble or $6.10 shared earnings, would imply something like high 40s in terms of vessel operating margin. Today, we’re in the low 40s and as you look at the $10.40, that’s kind of 55%-ish type operating margins.

And if we look at the last cyclical peak focusing on the new equipment, we did get into the 62% plus or minus range, so we think if you see a market comparable to what we saw today and some incremental rate associated with compensating for cost inflation, particularly in key jurisdictions like Australia and Brazil, we think these are very realistic numbers. When we can realize them is probably a little bit more difficult to predict, but we do believe the business is moving the right direction.

So that’s the Tidewater story. Summing it up, we think we’ve got the right operating footprint, the right asset base, and a pretty positive fundamental backdrop, and whether or not this is a one-year or multi-year track to the top, we think we’re moving in the right direction.

We’ve got some near-term issues in terms of our dry dock schedule in the coming quarter, so it’s tough to say everything is up into the right, but we at least believe that things are moving to the right direction, and the company is very well-positioned to take advantage of whatever market develops. And with that, we’ll perhaps take a minute for questions or move right to the breakout session.

Operator

Actually I think we should move directly to the breakout session.

Quinn Fanning

Fair enough. Thank you for your time and attention.